New York Life Investments Active ETF Trust 485BPOS

Exhibit (p)(5)

Ausbil Investment Management

AUSBIL’S CODE OF ETHICS – FOR GLOBAL STRATEGIES ONLY

May 2025

ABN 26 076 316 473

ACN 076 316 473

AFSL 229722

AUSBIL’S CODE OF ETHICS

1.	GENERAL PRINCIPLES	3
2.	WHO DOES THIS POLICY APPLY TO?	3
3.	RELATED POLICIES	3
4.	PERSONAL TRADING	3
5.	RECORD KEEPING AND REPORTING REQUIREMENTS	4
6.	INSIDER TRADING & THE PROTECTION OF MATERIAL NON-PUBLIC INFORMATION	6
7.	CONFLICTS OF INTEREST	6
8.	GIFTS AND ENTERTAINMENT	6
9.	PERSONAL POLITICAL CONTRIBUTIONS	6
10.	REPORTING VIOLATIONS & FAILURE TO COMPLY WITH THE CODE	7
11.	MONITORING	7
12.	ACKNOWLEDGMENT AND TRAINING	7

Document Type: Internal

1.	GENERAL PRINCIPLES

Pursuant to Section 206 of the Advisers Act, both Ausbil and its Supervised Persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this principal involves more than acting with honesty and good faith alone. It means that Ausbil has an affirmative duty of utmost good faith to act solely in the best interest of its clients. Ausbil is committed to promoting the highest ethical standards and practices, while pursuing its business interests.

The Code is designed to ensure that Ausbil’s Supervised Persons comply with all applicable federal securities laws. It is based upon the principle that Ausbil and its Supervised Persons owe a fiduciary duty to our clients. This means that Ausbil Supervised Persons are to conduct their affairs, including their personal securities transactions, in such a manner as to avoid: (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Company, (iii) making any untrue statement, omitting a material fact, or otherwise being misleading, including the use or misuse of false rumors or (iv) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

2.	WHO DOES THIS POLICY APPLY TO?

The Supervised Persons captured under this Code are as follows:

•	All officers of the Ausbil Board and directors of Ausbil; and

•	All investment personnel of the Global Small Cap Fund, Global Essential Infrastructure and Global Resources Fund including the Supervised dealing staff.

These employees are collectively referred to as ‘Supervised Persons’ under this Code.

3.	RELATED POLICIES

Supervised Persons are also required to adhere to the policies relating to the Code, including, but not limited to: Insider Trading Policy, Conflicts of Interest Policy, Code of Conduct, Gift and Entertainment Policy, Best Execution and Trade Allocation Policy and Personal Dealing Policy (“Related Policies”).

4.	PERSONAL TRADING

Ausbil’s Personal Dealing Policy should be read in conjunction with this Code. As determined by the CCO and generally, all Supervised Persons at Ausbil are deemed “access persons” and as such all Supervised Persons are required to comply with Ausbil’s Personal Dealing Policy which includes obtaining pre-clearance for all personal trades. The trading authorization provided by the CCO (or delegate) is valid for three trading days. All personal securities transactions will be conducted in such a manner as:

●	To avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

●	Access Persons must not engage in Insider Trading;

●	Access Persons must not take inappropriate advantage of their position;

●	The interests of the Client accounts will at all time be placed first (no Front Running or Scalping);

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●	While there is currently no limitation on the number of trades that an Access Persons may execute per quarter or trade requests that an Access Persons may submit per quarter, the Code grants the CCO the power to impose such a limitation on any Access Persons if: (i) it is believed to be in the best interest of Ausbil or its Clients, or (ii) such trading interferes with an Supervised Persons professional duties;

●	Access Persons may not do anything indirectly that, if done directly, would violate the Code. For example, never use a derivative, or any other instrument or technique, to get around a rule. Such actions would be the equivalent of direct Code violations.

Ausbil’s Access Persons, and members of their families may own and transact in securities that Ausbil purchases or sells for its Clients, or various classes of the same security. Ausbil may purchase a security for one Client and sell the same security for another Client. Potential conflicts between Client accounts are addressed through our procedures for allocating portfolio transactions and investment opportunities, as outlined in Ausbil’s Best Execution and Trade Allocation Policy.

Preclearance of personal securities transactions allows Ausbil to prevent certain trades that may conflict with Client trading and prevents the appearance of Insider Trading. Each Access Person must submit their requests to Compliance for approval. In addition, Access Persons must adhere to a holding period of 30 days. Ausbil prohibits Access Persons from participating in IPO’s and private placements without seeking pre-clearance from the CCO.

Ausbil has a Personal Dealing Policy intended to regulate personal transactions in such a manner to satisfy our fiduciary obligations to our Clients. Please review the Personal Dealing Policy for further details on Ausbil’s staff trading arrangements.

5.	RECORD KEEPING AND REPORTING REQUIREMENTS

Initial Reporting Requirements

Access Persons, no later than 10 days after the person becomes an access person, must provide a holding statement of their brokerage account to the CCO. The information must be current as of a date no more than 45 days prior to the date the person becomes an access person.

Content of Initial Holding Report

Each holdings report must contain, at a minimum:

(A)	The title and type of security, and as Supervised the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

(B)	The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and

(C)	The date the Access Person submits the report.

Quarterly Reporting Requirements

Access Persons must certify to all transactions by providing broker statements for the calendar quarter.

Document Type: Internal

Content of Quarterly Transaction Reports

Each transaction statement must contain, at a minimum, the following information about each transaction involving a reportable security in which the Access Persons had any direct or indirect beneficial ownership:

●	The date of the transaction, the title, and as Supervised the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security involved;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	The price of the security at which the transaction was effected;

●	The name of the broker, dealer or bank with or through which the transaction was effected; and

●	The date the Access Person submits the report.

Timing of Transaction Reports

Each Access Person must submit a transaction statement no later than 30 days after the end of each calendar quarter, which must cover at a minimum, all transactions during the quarter. Quarterly Transaction Reports are required even if no trading has taken place in the quarter.

Annual Reporting Requirements

No later than July 30th each year, all Access Persons must file an annual certification that they have complied with the Code and related policies as well as the filing of an annual holdings report and certifying to their brokerage accounts.

Content of holdings reports

Each holdings report must contain, at a minimum:

●	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Supervised Person has any direct or indirect beneficial ownership;

●	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Persons direct or indirect benefit; and

●	The date the Access Persons submits the report.

Timing of holdings reports.

Each Access Persons submits a holdings report:

●	At least once each 12-month period on a selected date, and the information must be current as of the selected date no more than 45 days prior to the date the report was submitted.

Ausbil Record Keeping

Under the Investment Advisers Act of 1940, Ausbil is required to keep records of certain transactions in which its Supervised Persons have direct or indirect Beneficial Ownership. The Compliance Department maintains all records relating to compliance with the Code, such as preclearance requests, exception reports, other internal memoranda relating to non-compliant transactions, preclearance records, records of violations and any actions taken as a result, written acknowledgements, and the names of Access Persons for a minimum period of eight years. Acknowledgements of the Code will be maintained for eight years after the individual ceases to be an Access Person.

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6.	INSIDER TRADING & THE PROTECTION OF MATERIAL NON-PUBLIC INFORMATION

Through the regular course of work, a Supervised Person may be in receipt of material non-public information about an organization which may affect the price of its securities. Supervised Persons are prohibited from trading either personally or for Ausbil and its clients while in the possession of the material non-public information. Supervised Persons are also prohibited from communicating the information with others.

Ausbil maintains a ‘Wall Crossing Register’ which contains a list of securities that may not be purchased by Supervised Persons for their accounts or Client accounts because of the actual or possible possession of inside information. Ausbil may also impose such restrictions in isolated instances to prevent even an appearance that such information has been used in a manner contrary to law.

For further detail, please refer to Ausbil’s Insider Trading Policy.

7.	CONFLICTS OF INTEREST

Each Supervised Persons has an obligation to make prompt and full disclosure of any situation that may involve a conflict of interest. Potential conflicts that require disclosure include, but are not limited to, outside employment and material business relationships, outside directorships, gifts and entertainment, political activity, or any other arrangement or circumstance, including family or other personal relationships which might dissuade an Supervised Person from acting in the best interest of Ausbil and/or its Clients.

Ausbil requires each Supervised Person to complete a Conflicts of Interest Declaration of an annual basis. All conflicts disclosed will be recorded in a register by the CCO, with any material conflicts disclosed in Ausbil’s annual Form ADV filing.

For further detail, please refer to Ausbil’s Conflicts of Interest Policy.

8.	GIFTS AND ENTERTAINMENT

In order to address potential conflicts of interest, Supervised Persons should only accept gifts and entertainment aligned to Ausbil’s Gift and Entertainment Policy.

In general, gifts may be approved if they are of a reasonable value, up to $100, and entertainment may be accepted up to $300.

For further detail, please refer to Ausbil’s Gift and Entertainment Policy.

9.	PERSONAL POLITICAL CONTRIBUTIONS

Contributions to political candidates or political parties may be construed to be a potential or perceived conflict of interest for either Ausbil or its employees. Ausbil and its Supervised Persons are strictly prohibited from making political contributions to U.S. based political parties or candidates.

For further detail, please refer to Ausbil’s Domestic and U.S. Political Contributions Policy.

Document Type: Internal

10.	REPORTING VIOLATIONS & FAILURE TO COMPLY WITH THE CODE

Under rule 204A-1, Ausbil’s Code of Ethics must require prompt internal reporting of any violations of the Code. Violations must be reported to the Ausbil’s Chief Compliance Officer. Ausbil has considered how best to prevent retaliation against someone who reports a violation – the permitting of anonymous reporting as outlined in Ausbil’s Whistleblowing Policy.

Upon discovering a violation of the Code, Ausbil will take whatever remedial steps it deems necessary and available to correct an actual or apparent violation of the Code. Following those corrective efforts, the CCO may impose sanctions if, based upon all of the facts and circumstances considered, such action is deemed appropriate.

The magnitude of these penalties varies with the severity of the violation, although repeat offenders will likely be subjected to harsher punishment. These sanctions may include, among others, the reversal of trades, disgorgement of profits, suspension of trading privileges or, in more serious cases, inclusion in annual Supervised Persons performance evaluations, suspension or termination of employment. It is important to note that violations of the Code may occur without Supervised Persons fault. In those cases, punitive action may not be warranted, although remedial steps may still be necessary.

11.	MONITORING

Compliance conducts reviews of all personal securities transactions and holdings reports with a view towards determining whether Supervised Persons have complied with all provisions of the Code.

Compliance are responsible for developing and maintaining more detailed standard operating procedures to detect and prevent violations of this Code.

12.	ACKNOWLEDGMENT AND TRAINING

Upon commencement of employment, Supervised Persons will be provided with a copy of this Code and must certify that they have received a copy of this Code, and agree to comply with its terms. Each Supervised Persons must certify annually thereafter that he or she has read and understood, is subject to and has complied with the Code and its related polices. Each Supervised Persons must attend a Code of Ethics training session conducted by Compliance within a reasonable time of commencing employment.

This Code will be reviewed at least annually and updated where necessary.

Document Owner: Chief Compliance Officer

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